FOR IMMEDIATE RELEASE

CONTACT: John Gaedert
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Completes 2 Million Share Buyback Program
With Repurchase of 770,000 Shares

CHARLOTTE, Michigan, January 22, 2001 -- Spartan Motors, Inc. (Nasdaq: SPAR) today announced it completed the board-authorized repurchase of 2 million shares, or 16 percent of its stock.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency vehicles said it completed the repurchase program with the open market buyback of 770,000 shares during November and December 2000 at an average price of $2.54 per share. Spartan commenced the 2 million share repurchase in November 1999. As of December 31, 2000, the Company reported 10,518,077 shares outstanding.

"Our decision to buy back over 16% of our common stock over the past year is a clear indication of our confidence in the underlying value of Spartan Motors," said John Sztykiel, Spartan Motors president and chief operating officer. "We have weathered a slowdown in the RV market and are again seeing increased momentum in our chassis business. Additionally, our emergency vehicle subsidiaries are profitable and growing, and with our exit from the school bus business, we are poised for strong year-over-year earnings growth in 2001."

"We continue to believe Spartan Motors stock is undervalued, and are setting out to prove it in 2001 with improved bottom line performance and a drive to increase shareholder value."

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for motorhomes, fire trucks, ambulances and other specialty vehicles. The Company also owns three fire and rescue vehicle manufacturers, Luverne Fire Apparatus, Quality Manufacturing and ambulance maker Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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